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                                                                     EXHIBIT 8.1

                                    LAW OFFICES
                         ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                     12th Floor
                                734 15th Street, N.W.
                               Washington, D.C.  20005
                                        -----
TIMOTHY B. MATZ              Telephone:  (202) 347-0300     JEFFREY D. HAAS
STEPHEN M. EGE               Facsimile:  (202) 347-2172     KEVIN M. HOULIHAN
W. MICHAEL HERRICK                                          KENNETH B. TABACH
GERARD L. HAWKINS                                           PATRICIA J. WOHL
NORMAN B. ANTIN                                             JEFFREY R. HOULE
JOHN P. SOUKENIK*                                           DAVID N. PARDYS
GERALD F. HEUPEL, JR.
JEFFREY A. KOEPPEL                                          ----------
DANIEL P. WEITZEL
PHILIP ROSS BEVAN                                           OF COUNSEL
HUGH T. WILKINSON
                                                            ALLIN P. BAXTER
                                                            JACK I. ELIAS
                                                            SHERYL JONES ALU
                                                            JACQUELINE R. SCOTT
*NOT ADMITTED IN D.C.

                                   VIA EDGAR

                                August 15, 1997


Boards of Directors
Independence Community Bank Corp. (Delaware-chartered stock corporation) Independence Savings Bank
Board of Trustees
Independence Community Bank Corp. (mutual holding company)
195 Montague Street
Brooklyn, New York  11201

Lady and Gentlemen:

        You have requested the opinion of this firm ("EMTH") regarding certain federal income tax consequences which will result from the integrated transactions described below (the "Conversion and Reorganization"). This Opinion Letter is governed by, and should be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. Our opinions set forth herein are limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as stated herein.

        We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to


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matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Plan of Conversion (the "Plan") and the Registration Statement (the "Registration Statement"), which contains the Prospectus (the "Prospectus"), filed by Independence Community Bank Corp. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended.

Facts

        Independence Community Bank Corp., a New York-chartered mutual holding company (the "Mutual Holding Company"), and Independence Savings Bank, a New York- chartered stock savings bank (the "Bank"), were created in a reorganization of a New York- chartered mutual savings bank, also named Independence Savings Bank (the "Mutual Bank"), in April 1992 (the "MHC Reorganization"). In the MHC Reorganization, the Mutual Bank organized the Mutual Holding Company and the Mutual Holding Company organized the Bank. In connection with such organization, the Bank issued 100 shares of common stock, $1.00 per value per share ("Bank Common Stock"). The Mutual Bank then merged with and into the Bank under a plan of reorganization in which all of the Mutual Bank's equity interests were exchanged for liquidation interests in the Mutual Holding Company. In PLR 9215032, the Internal Revenue
Service (the "IRS") ruled that the MHC Reorganization satisfied significant subissues to qualify as a reorganization under Section 368(a)(2)(D) of the Code. No other Bank Common Stock was issued in connection with the MHC Reorganization. The Mutual Holding Company will own 100 percent of the outstanding Bank Common Stock immediately prior to the Conversion and Reorganization.

        The Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank believe that a conversion of the Mutual Holding Company to stock form and reorganization of the Bank pursuant to the Plan is in the best interests of the Mutual Holding Company and the Bank, as well as in the best interests of the Bank's depositors. To that end, the following transactions will occur in the Conversion and Reorganization pursuant to the
Plan:

        1. The Bank will incorporate the Company, a Delaware corporation, for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion and Reorganization.

        2. Subscription rights ("Subscription Rights") to purchase shares of the common stock of the Company ("Company Common Stock") will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders (as such persons are defined in the Plan).

        3. Upon the effective date of the Conversion and Reorganization (the "Effective Date"), the Mutual Holding Company will convert into a stock institution (the "Interim"), and the Interim will simultaneously merge with and into the Bank pursuant to a plan of merger, with the Bank being the surviving institution (the "MHC Merger"). As a result of


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the MHC Merger, (a) the shares of Bank Common Stock currently held by the
Mutual Holding Company will be extinguished, and (b) the Eligible Account Holders (as defined in the Plan) will be granted interests in a liquidation account (the "Liquidation Account") to be established by the Bank pursuant to the Plan.

        4. Upon the Effective Date, the Company will sell shares of Company Common Stock in a subscription offering (the "Subscription Offering") in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders. Any shares of Company Common Stock remaining unsold after the Subscription Offering will be sold to the public through a Community Offering (as defined in the Plan), a Syndicated Community Offering (as defined in the Plan), and/or Public Offering (as defined in the Plan) as determined by the Boards of Directors of the Company and the Bank in their sole discretion. Collectively, the Subscription Offering, the Community Offering, the Syndicated Community Offering and the Public Offering are referred to herein as the Offerings.

        5. The Company will contribute to the Bank 50% of the net proceeds received by the Company in the Offerings (the "Contributed Offering Proceeds") in exchange for 100% of the Bank Common Stock.

        The Liquidation Account will be established by the Bank for the benefit of the Eligible Account Holders who maintain Deposit Accounts (as defined in the Plan) in the Bank after the Conversion and Reorganization. The Liquidation Account balance will initially be an amount equal to 100 percent of the Bank's net worth as reflected in its latest statement of financial condition contained in the final prospectus utilized in the Conversion and Reorganization. Each Eligible Account Holder will have a related inchoate interest in a portion of the Liquidation Account balance (referred to as a "subaccount balance"). The interest of an Eligible Account Holder in the Liquidation Account will never increase, but will, however, decrease to reflect subsequent withdrawals from the Deposit Account of such Eligible Account Holders. In the sole event of a complete liquidation of the Bank after the Conversion and Reorganization, each Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current subaccount balance before any liquidation distribution may be made with respect to the capital stock of the Bank.

        Each Deposit Account in the Bank at the time of consummation of the Conversion and Reorganization will become a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value ( as adjusted to give effect to any withdrawal made for the purchase of Company Common Stock purchased in the Offerings) and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion and Reorganization.





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Representations

        You have made the following representations to EMTH with regard to the Conversion and Reorganization. EMTH has not independently investigated these representations, but, at your request, EMTH is relying on them as an integral part of its opinions.

        a. The merger of Interim into the Bank in the MHC Merger will be effected pursuant to applicable state and/or federal banking laws.

        b. The aggregate fair market value of the interest in the Liquidation Account and the Subscription Rights received by each Eligible Account Holder pursuant to the MHC Merger will be approximately equal to the fair market value of the equity interest in the Mutual Holding Company surrendered by the Eligible Account Holder in exchange therefor.

        c. To the best of the knowledge of the management of the Mutual Holding Company and the Bank, there is no plan or intention on the part of the Eligible Account Holders to withdraw from their Deposit Accounts subsequent to the Conversion and Reorganization such that the withdrawals would reduce their aggregate interests in the Liquidation Account to an amount having a value at the Effective Date of less than fifty percent of the value of the aggregate interests which the Eligible Account Holders of the Mutual Holding Company will have in the residual equity of the Mutual Holding Company immediately prior to the Conversion and Reorganization.

        d. The Bank has no plan or intention to reacquire any of the interests in the Liquidation Account issued in the MHC Merger.

        e. The liabilities of the Mutual Holding Company assumed by the Bank in the MHC Merger and the liabilities to which the transferred assets of the Mutual Holding Company are subject were incurred by the Mutual Holding Company in the ordinary course of its business.

        f. The Company, the Bank, the Mutual Holding Company, Interim and the Eligible Account Holders will pay their respective expenses, if any, incurred in connection with the Conversion and Reorganization, except that the Company, the Bank, and the Mutual Holding Company may pay fees to brokers and investment bankers for assisting Eligible Account Holders and Supplemental Eligible Account Holders in completing and/or submitting Order Forms (as defined in the Plan). These expenses for brokers and investment bankers to assist depositors are solely and directly related to the Conversion and Reorganization and will be paid by the Company, the Bank, and the Mutual Holding Company directly to the brokers and investment bankers.

        g. There is no intercorporate indebtedness existing (i) between the Mutual Holding Company and the Bank, or (ii) between the Company and the Bank that was issued, acquired, or will be settled at a discount in the Conversion and Reorganization.



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        h. Neither the Company, the Bank, the Mutual Holding Company nor the
Interim are investment companies as defined in Sections 368(a)(2)(F)(iii) and
(iv) of the Code.

        i. Neither the Mutual Holding Company nor the Bank are under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

        j. The fair market value of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

        k. The total adjusted basis of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

        l. The Bank has no plan or intention to issue additional shares of its stock that would result in the Company owning less than all of the outstanding stock of the Bank.

        m. The Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Company; or to cause the Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

        n. The Company does not own, nor has it owned during any period of its existence, any shares of stock of the Bank.

        o. On the Effective Date, the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

Analysis

        Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the MHC Merger. Section 1.368- 2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Agreement provides that the MHC Merger the will be accomplished in accordance with applicable state and federal law.

        Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify


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a proposed transaction as a reorganization within the meaning of Section
368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that the Merger satisfies the business purpose test for the reasons set forth in the Prospectus under the caption "The Conversion and Reorganization - Purposes of the Conversion and Reorganization." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied since the Plan provides that the business conducted by the Bank prior to the Merger will be unaffected by the transactions.

        The "continuity of interest doctrine" requires that the continuing stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir.
1951), cert. denied, 342 U.S. 860 (1951). We believe that the MHC Merger satisfies the continuity of interest doctrine based upon the information set forth in the Company's Registration Statement. Specifically, the IRS has ruled in substantially identical transactions that the exchange of the members' equity interests in the MHC for interests in a liquidation account established at the Bank in the MHC Merger will not violate the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

        Section 362 of the Code provides that if property is acquired by a corporation such as the Bank in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(1) of the Code states that where a corporation such as the Bank will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as the Company, on the receipt of property in exchange for common stock.

Opinions

        Based on the foregoing description of the Conversion and Reorganization, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if the Conversion and Reorganization were to be consummated as described above as of the date hereof, then:

        1. The MHC Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.


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        2. No gain or loss will be recognized by the Bank upon the receipt of the assets of the Mutual Holding Company in the MHC Merger. Section 1032 of the Code.

        3. The Company will recognize no gain or loss upon the receipt of cash in the Offerings in exchange for shares of common stock of the Company. Section 1032 of the Code.

        4. The Company will recognize no gain or loss upon the transfer of the Contributed Offering Proceeds to the Bank in exchange for common stock of the Bank. Section 351(a) of the Code.

        5. The Bank will recognize no gain or loss upon the receipt of the Contributed Offering Proceeds from the Company in exchange for common stock of the Bank. Section 1032 of the Code.

        Our opinions set forth herein are based upon the descriptions of the Conversion and Reorganization as set forth in the Prospectus and upon the factual matters set forth in the Plan. If the actual facts relating to any aspect of the Conversion and Reorganization differ from such description in any material respect, the opinions expressed herein may become inapplicable. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, and existing judicial decisions as of the date hereof. We express no opinions other than those stated immediately above as our opinions.

        We hereby consent to the references to our firm in the Prospectus contained in the Form 86-AC and Registration Statement on Form S-1 under the caption "Legal and Tax Opinions."

                                     Very truly yours,

                                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                     By: /s/ Philip Ross Bevan
                                        --------------------------------------
                                             Philip Ross Bevan, a Partner